EXHIBIT 99.4

BORROWING BASE CERTIFICATE

Pursuant to Section 11.1(b)(vi) of the third amended and restated credit agreement (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”) made as of May 7, 2014 between Allied Nevada Gold Corp., as borrower, The Bank of Nova Scotia, as administrative agent and the lenders from time to time party thereto, I, Stephen M. Jones, in my capacity as EVP & CFO of Allied Nevada Gold Corp. (the “Borrower”), hereby certify that:

1.	I am a duly appointed officer of the Borrower and as such I have the knowledge of the matters expressed hereafter, and I certify in my capacity as an officer of the Borrower and not in my personal capacity that the Borrowing Base as of the last day of January 2015 is $111,419,386 a detailed calculation of which is set forth in Exhibit 1hereto.

2.	To the best of my knowledge, information and belief and after due inquiry, no Default has occurred and is continuing as at the date hereof. However, please be aware that in connection with the finalization of our year-end financial statements, we are considering the appropriateness of an impairment of the mill-related assets on our balance sheet. If we deem an impairment to be necessary, our Tangible Net Worth will be negatively impacted and depending on the size of the impairment could result in us not being in compliance with the Tangible Net Worth Covenant in Section 11.1(n) of the Credit Agreement.

3.	Unless the context otherwise requires, capitalized terms in the Credit Agreement which appear herein without definitions shall have the meanings ascribed thereto in the Credit Agreement.

DATED this 20th day of February, 2015.

Stephen M. Jones

EVP & Chief Financial Officer

BORROWING BASE
	Factor		Units			31-Jan-15
Gold
Ounces of recoverable gold on heap leach pads of the Hycroft Mine(1)			(oz)	(A	)	264,791
Inventory gold ounces on carbon (1)			(oz)	(B	)	392
Inventory gold ounces in precipitate (1)			(oz)	(C	)	969
Inventory gold ounces as precious metals inventory (1)			(oz)	(D	)	2,621	(excludes 470 oz at Johnson Matthey - pending Collateral Access Agreement)

Total recoverable and inventory gold (A+B+C+D)			(oz)	(E	)	268,773
Gross value of recoverable and inventory gold (E×Factor)		$1,198.35	(US$)	(F	)	322,084,125

Silver
Ounces of recoverable silver on heap leach pads (A×Factor)		6.0 times	(oz)	(G	)	1,588,746
Gross value of recoverable silver on heap leach pads (G×Factor)		$16.67	(US$)	(H	)	26,484,396

Gold Hedging
Hedged ounces of gold (2)			(oz)	(I	)	—
Attributable hedged ounces of gold (lesser of E and I)			(oz)	(J	)	—
Weighted average hedged price of attributable ounces (1)			(US$/oz)	(K	)	—
Incremental unit value of attributable ounces (K-Gold Price)			(US$/oz)	(L	)	—
Incremental value of attributable ounces (J×L)			(US$)	(M	)	—

Costs
Processing and selling costs for recoverable metal on heap leach pads ((A+B+C+D)×Factor)	US$	250/oz	(US$)	(N	)	67,193,250
NV net proceeds tax ([F+H-(E×Factor)]×5%)	US$	1,100/oz	(US$)	(0)		2,645,911

Total processing and selling costs and NV tax (N+O)			(US$)	(P	)	69,839,161

Borrowing Base
Borrowing Base ([F+H+M-P]×80%)			(US$)	(Q	)	222,983,487
Negative MTM of derivative obligations that are secured under this agreement other than gold (2)			(US$)	(R	)	86,725,273

Aggregate face value of all of the Borrower’s consolidated non-cash collateralized Letters other than Letters issued pursuant to the Credit Agreement and surety bonds for reclamation obligations			(US$)	(S	)	19,649,122

Other Reserves			(US$)	(T	)	5,189,706

Borrowing Base (Q-R-S-T)			(US$)			111,419,386

Effective Credit Limit (lesser of (Q-R-S-T)] and Credit Limit)				(U	)	75,000,000

1	All as set out and calculated, as applicable, in the relevant Leach Pad Rollforward and NRV Report.
2	All supporting documentation and calculations to accompany the borrowing base certification.